Exhibit 99.1

Hanmi Reports Strong Loan and Deposit Growth for First Quarter 2017

2017 First Quarter Highlights:

  First quarter net income of $13.8 million or $0.43 per diluted share.
  Loans and leases receivable of $3.94 billion, up 10% in the first quarter on an annualized basis driven by new loan production of $202.7 million; loans receivable up 19% year-over-year.
  Net interest income for the first quarter increased to $42.4 million, up approximately 1% from the prior quarter and nearly 10% year-over-year.
  Net interest margin, excluding acquisition accounting, was 3.85% compared with 3.86% for the prior quarter and 3.68% a year ago.
  Deposits of $4.08 billion, up nearly 29% in the first quarter on an annualized basis due to an increase in money market and savings deposits; deposits are up 17% year-over-year.
  Issued $100 million of fixed-to-floating rate subordinated debt with initial annual interest rate of 5.45% with total risk-based capital ratio improving 228 basis points to 16.14%.

LOS ANGELES, April 18, 2017 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ:HAFC) (or “Hanmi”), the parent company of Hanmi Bank (the “Bank”) today reported net income for the 2017 first quarter of $13.8 million or $0.43 per diluted share, compared with $14.4 million, or $0.45 per diluted share for the 2016 fourth quarter and $14.8 million, or $0.46 per diluted share for the 2016 first quarter.

Mr. C. G. Kum, President and Chief Executive Officer, said, “Hanmi’s first quarter results represent a good start to the year with strong loan and deposit growth, improving asset quality and a successful debt capital raise.  Robust origination activity drove loans receivable 10% higher on an annualized basis in the first quarter and up more than 19% from a year ago, while net interest income grew nearly 10% year-over-year.  During the quarter we continued to benefit from our C&I lending efforts with solid performance from our Commercial Equipment Leasing division.  Importantly, credit quality remained excellent with nonperforming assets declining to 36 basis points of total assets and net recoveries in the quarter of $803,000. In addition, I continue to be very pleased with our deposit franchise, and in particular, the strength of our retail branch network as our money market and savings balances grew more than 15% in the quarter.  As a result, total deposits increased nearly 29% on an annualized basis in the quarter and 17% compared to last year.”

Mr. Kum concluded, “During the quarter we successfully completed a public offering and sale of $100 million of subordinated notes that qualify as regulatory capital. The offering was significantly over-subscribed reflecting investors’ confidence in the Hanmi franchise. This further strengthens our total risk-based capital position and will support our continued loan growth in 2017 and beyond.”

Quarterly Highlights
(In thousands, except per share data)

	For the Three Months Ended					Amount Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-17	Q1-17
	2017	2016	2016	2016	2016	vs. Q4-16	vs. Q1-16

Net income	$13,783	$14,416	$13,121	$14,148	$14,804	$(633)	$(1,021)
Net income per diluted common share	$0.43	$0.45	$0.41	$0.44	$0.46	$(0.02)	$(0.03)

Assets	$4,811,821	$4,701,346	$4,402,180	$4,441,333	$4,310,748	$110,475	$501,073
Loans and leases receivable	$3,943,951	$3,844,769	$3,552,659	$3,449,310	$3,306,479	$99,182	$637,472
Deposits	$4,083,165	$3,809,737	$3,771,207	$3,589,289	$3,499,992	$273,428	$583,173

Return on average assets	1.18%	1.26%	1.19%	1.32%	1.41%	-0.08%	-0.23%
Return on average stockholders' equity	10.46%	10.84%	9.88%	10.98%	11.92%	-0.38%	-1.46%

Net interest margin (1)	3.89%	3.96%	3.86%	4.02%	3.98%	-0.07%	-0.09%
Net interest margin excluding acquisition accounting (1)	3.85%	3.86%	3.75%	3.84%	3.68%	-0.01%	0.17%
Efficiency ratio	54.95%	51.77%	58.72%	56.46%	57.25%	3.18%	-2.30%
Efficiency ratio excluding merger and integration costs	55.01%	51.15%	58.72%	56.46%	57.25%	3.86%	-2.24%

Tangible common equity to tangible assets (2)	10.98%	11.05%	12.04%	11.79%	11.82%	-0.07%	-0.84%
Tangible common equity per common share (2)	$16.26	$16.03	$16.42	$16.23	$15.79	$0.23	$0.47

(1) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(2) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
First quarter net interest income increased 0.7% to $42.4 million from $42.1 million in the fourth quarter primarily from the solid expansion of loans and leases receivable, partially offset by an increase in deposit and borrowing interest expense. Average money market and savings deposits increased 7.8% and average borrowings increased 54.9%.  During the quarter, Hanmi issued $100 million of 10-year subordinated notes effective March 22, 2017 at a fixed rate of 5.45% for the first five years, and a floating rate of three-month LIBOR plus 3.315% thereafter.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-17	Q1-17
Net Interest Income	2017	2016	2016	2016	2016	vs. Q4-16	vs. Q1-16

Interest and fees on loans and leases(1)	$45,378	$43,780	$41,150	$40,645	$39,067	3.7%	16.2%
Interest on securities	2,520	2,550	2,701	2,886	3,017	-1.2%	-16.5%
Dividends on FRB and FHLB stock	374	927	419	579	542	-59.7%	-31.0%
Interest on deposits in other banks	77	55	55	49	48	40.0%	60.4%
Total interest and dividend income	$48,349	$47,312	$44,325	$44,159	$42,674	2.2%	13.3%

Interest on deposits	5,154	4,799	4,358	3,684	3,727	7.4%	38.3%
Interest on borrowings	468	207	179	299	195	126.1%	140.0%
Interest on subordinated debentures	373	241	206	196	183	54.8%	103.8%
Total interest expense	5,995	5,247	4,743	4,179	4,105	14.3%	46.0%
Net interest income	$42,354	$42,065	$39,582	$39,980	$38,569	0.7%	9.8%

(1) Includes loans held for sale.

Net interest margin (on a taxable equivalent basis) for the first quarter of 2017 was 3.89% compared with 3.96% for the fourth quarter of 2016. The decrease in net interest margin for the first quarter compared with the preceding quarter was primarily due to the 2016 fourth quarter special FHLB dividend of $559,000.

	For the Three Months Ended (in thousands)					Percentage Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-17	Q1-17
Average Earning Assets and Interest-bearing Liabilities	2017	2016	2016	2016	2016	vs. Q4-16	vs. Q1-16
Loans (1)	$3,881,686	$3,690,955	$3,477,428	$3,328,416	$3,192,832	5.2%	21.6%
Securities	526,549	530,241	589,832	657,756	682,370	-0.7%	-22.8%
FRB and FHLB stock	16,385	16,385	19,207	30,808	30,497	0.0%	-46.3%
Interest-bearing deposits in other banks	38,600	40,548	43,678	38,598	44,089	-4.8%	-12.4%
Average interest-earning assets	$4,463,220	$4,278,129	$4,130,145	$4,055,578	$3,949,788	4.3%	13.0%

Demand: interest-bearing	$97,602	$95,399	$93,852	$96,397	$95,560	2.3%	2.1%
Money market and savings	1,406,903	1,305,565	1,141,747	944,355	902,037	7.8%	56.0%
Time deposits	1,173,184	1,165,828	1,244,127	1,268,127	1,346,567	0.6%	-12.9%
Average interest-bearing deposits	2,677,689	2,566,792	2,479,726	2,308,879	2,344,164	4.3%	14.2%
Borrowings	270,500	174,674	152,935	278,077	181,868	54.9%	48.7%
Subordinated debentures	30,950	18,919	18,844	18,781	18,722	63.6%	65.3%
Average interest-bearing liabilities	$2,979,139	$2,760,385	$2,651,505	$2,605,737	$2,544,754	7.9%	17.1%

(1) Includes loans held for sale.

	For the Three Months Ended					Percentage Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-17	Q1-17
Average Yields and Rates	2017	2016	2016	2016	2016	vs. Q4-16	vs. Q1-16
Loans (1)	4.74%	4.72%	4.71%	4.91%	4.92%	0.0%	-0.2%
Securities (2)	2.30%	2.31%	2.18%	2.07%	2.07%	0.0%	0.2%
FRB and FHLB stock	9.26%	22.63%	8.73%	7.52%	7.11%	-13.4%	2.2%
Interest-bearing deposits in other banks	0.81%	0.54%	0.50%	0.51%	0.44%	0.3%	0.4%
Interest-earning assets	4.44%	4.45%	4.32%	4.43%	4.40%	0.0%	0.0%

Interest-bearing deposits	0.78%	0.74%	0.70%	0.64%	0.64%	0.0%	0.1%
Borrowings	0.70%	0.47%	0.47%	0.43%	0.43%	0.2%	0.3%
Subordinated debentures	4.82%	5.07%	4.35%	4.20%	3.93%	-0.3%	0.9%
Interest-bearing liabilities	0.82%	0.76%	0.71%	0.65%	0.65%	0.1%	0.2%

Net interest margin (taxable equivalent basis)	3.89%	3.96%	3.86%	4.02%	3.98%	-0.1%	-0.1%

Cost of deposits	0.54%	0.50%	0.47%	0.43%	0.43%	0.0%	0.1%

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

For the first quarter of 2017, Hanmi recorded a negative provision for loan losses of $0.1 million, which was related to Purchased Credit Impaired (“PCI”) loans from the 2014 acquisition. For the prior quarter, the provision for loan losses was $0.2 million.

First quarter noninterest income decreased $0.9 million or 10.5% to $7.2 million from $8.1 million for the fourth quarter of 2016 primarily due to a $1.4 million decrease in disposition gains on PCI loans offset by a $0.7 million increase in other operating income. The increase in other operating income is primarily related to a $0.3 million increase in servicing fee income resulting from lower amortization of servicing assets and liabilities, and a $0.4 million increase associated with upcharge fees. Disposition gains on PCI loans were $0.2 million for the first quarter of 2017, compared with $1.6 million for the prior quarter. PCI loans from the 2014 acquisition were $9.0 million at the end of the first quarter of 2017, down 9.1% from the prior quarter. Gains on sales of SBA loans were $1.5 million for the first quarter 2017, down from $1.8 million from the fourth quarter of 2016 as the volume of SBA loans sold decreased to $19.6 million from $27.8 million for the preceding quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-17	Q1-17
Noninterest Income	2017	2016	2016	2016	2016	vs. Q4-16	vs. Q1-16
Service charges on deposit accounts	$2,528	$2,599	$2,883	$2,898	$3,001	-2.7%	-15.8%
Trade finance and other service charges and fees	1,047	1,132	992	1,064	1,044	-7.5%	0.3%
Other operating income	1,726	991	2,348	1,674	1,399	74.2%	23.4%
Service charges, fees & other	5,301	4,722	6,223	5,636	5,444	12.3%	-2.6%

Gain on sale of SBA loans	1,464	1,787	1,616	1,774	858	-18.1%	70.6%
Disposition gain on PCI loans	183	1,559	789	1,963	659	-88.3%	-72.2%
Net gain on sales of securities	269	-	46	-	-	0.0%	0.0%
Total noninterest income	$7,217	$8,068	$8,674	$9,373	$6,961	-10.5%	3.7%

Noninterest expense for the first quarter increased $1.3 million, or 5.0%, to $27.2 million from $26.0 million primarily due to a $0.9 million increase in salaries and employee benefits expenses and a $0.6 million decline in OREO income. Salaries and employee benefits expenses are typically higher in the first quarter due to the seasonal impact of elevated payroll taxes and employee benefits. As a result of the increase in noninterest expense, as well as lower noninterest income, the efficiency ratio increased to 55.0% in the first quarter from 51.8% in the prior quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-17	Q1-17
	2017	2016	2016	2016	2016	vs. Q4-16	vs. Q1-16
Noninterest Expense
Salaries and benefits	$17,104	$16,246	$15,950	$16,061	$15,698	5.3%	9.0%
Occupancy and equipment	3,982	3,641	3,917	3,938	3,496	9.4%	13.9%
Data processing	1,631	1,455	1,330	1,454	1,436	12.1%	13.6%
Supplies and communication	635	683	821	709	736	-7.0%	-13.7%
Advertising and promotion	802	1,140	1,153	1,094	522	-29.6%	53.6%
Other operating expenses	3,218	3,136	5,093	4,424	3,715	2.6%	-13.4%
subtotal	27,372	26,301	28,264	27,680	25,603	4.1%	6.9%

OREO expense (income)	(101)	(658)	73	183	465	-84.7%	-121.7%
Merger and integration costs	(31)	312	-	-	-	-109.9%	0.0%
Total noninterest expense	$27,240	$25,955	$28,337	$27,863	$26,068	5.0%	4.5%

Hanmi recorded a provision for income taxes of $8.6 million for the first quarter of 2017, representing an effective tax rate of 38.5%, compared with $9.6 million, representing an effective tax rate of 40.0%, for the preceding quarter and $6.2 million, representing an effective tax rate 29.5% for the first quarter of 2016.  The first quarter of 2016 included a $1.8 million benefit arising from the finalization of the 2014 amended tax returns.

Financial Position
Total assets were $4.81 billion at March 31, 2017, a 2.3% increase from $4.70 billion at December 31, 2016. The increase in total assets was primarily due to an increase in loans and leases receivable.

Loans and leases receivable, before the allowance for loan and lease losses, were $3.95 billion at March 31, 2017, up 2.6% from $3.85 billion at December 31, 2016. The increase in loans and leases from the prior quarter reflects Hanmi’s strong loan production and the acquisition and commencement of the Commercial Equipment Leasing division in the 2016 fourth quarter. Loans held for sale, representing the guaranteed portion of SBA loans, were $8.8 million at March 31, 2017 compared with $9.3 million at the end of the 2016 fourth quarter.

Loans and leases receivable, before the allowance for loan and lease losses, increased 19.5% from $3.31 billion the first quarter last year, primarily due to strong loan production over the last twelve months, as well as last year’s acquisition and commencement of the Commercial Equipment Leasing division.

	As of (in thousands)					Percentage Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-17	Q1-17
	2017	2016	2016	2016	2016	vs. Q4-16	vs. Q1-16
Loan and Lease Portfolio
Commercial real estate loans	$2,991,123	$2,939,608	$2,880,012	$2,835,076	$2,729,527	1.8%	9.6%
Residential real estate loans	359,152	338,767	330,675	296,496	256,488	6.0%	40.0%
Commercial and industrial loans	316,284	300,220	319,656	293,073	295,632	5.4%	7.0%
Lease receivable	259,591	243,294	-	-	-	6.7%	0.0%
Consumer loans	17,801	22,880	22,316	24,665	24,832	-22.2%	-28.3%
Loans and leases receivable	3,943,951	3,844,769	3,552,659	3,449,310	3,306,479	2.6%	19.3%
Loans held for sale	8,849	9,316	6,425	12,833	2,583	-5.0%	242.6%
Total loans	$3,952,800	$3,854,085	$3,559,084	$3,462,143	$3,309,062	2.6%	19.5%

Acquired Loans(1)
PCI loans, net of discounts	$8,960	$9,863	$15,540	$15,020	$19,834	-9.2%	-54.8%
Non-PCI loans, net of discounts	101,062	104,733	108,434	117,750	139,869	-3.5%	-27.7%
Total acquired loans	$110,022	$114,596	$123,974	$132,770	$159,703	-4.0%	-31.1%

(1) Includes UCB acquired only.

New loan production for the 2017 first quarter was $202.7 million while payoffs were $67.6 million compared with $227.1 million and $82.1 million for the fourth quarter last year. First quarter 2017 new loan production was comprised of $116.2 million of commercial real estate loans, $16.9 million of commercial and industrial loans, $29.7 million of SBA loans, and $0.4 million of consumer loans and $39.5 million of commercial leases. Loan purchases for the 2017 first quarter were $33.6 million, compared with $26.9 million in the fourth quarter of 2016.  For the first quarter of 2017, commercial real estate loans as a percentage of total loans and leases decreased to 75.7% compared with 82.5% for the same period last year.

Deposits increased to $4.08 billion at the end of the 2017 first quarter from $3.81 billion at the end of the preceding quarter. Money market and savings deposits led this growth increasing 15.4%.  Total demand deposits increased 3.1% with non-interest bearing increasing 3.2% and interest-bearing increasing 2.7%.  The loans to deposits ratio at March 31, 2017 declined to 96.6% from 100.9% at December 31, 2016.

Deposits increased 16.7% from $3.50 billion in the first quarter last year, primarily due to the strength of our retail branch network as our money market and savings balance increased 64.7% compared a year ago.

	As of (in thousands)					Percentage Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-17	Q1-17
	2017	2016	2016	2016	2016	vs. Q4-16	vs. Q1-16
Deposit Portfolio
Demand: noninterest-bearing	$1,241,272	$1,203,240	$1,231,967	$1,189,528	$1,172,444	3.2%	5.9%
Demand: interest-bearing	99,433	96,856	94,272	92,776	99,141	2.7%	0.3%
Money market and savings	1,534,578	1,329,324	1,242,502	1,023,421	931,915	15.4%	64.7%
Time deposits of $250,000 or less	731,445	734,383	819,471	891,197	948,346	-0.4%	-22.9%
Time deposits of more than $250,000	476,437	445,934	382,995	392,367	348,146	6.8%	36.8%
Total deposits	$4,083,165	$3,809,737	$3,771,207	$3,589,289	$3,499,992	7.2%	16.7%

At March 31, 2017, stockholders’ equity was $539.5 million, compared with $531.0 million at December 31, 2016. Tangible common stockholders’ equity was $526.7 million, or 10.98% of tangible assets, compared with $518.1 million, or 11.05% of tangible assets at December 31, 2016. Tangible book value per share was $16.26, up from $16.03 from the preceding quarter.

Hanmi continues to remain well capitalized, with a Tier 1 risk-based capital ratio of 12.91% and a Total risk-based capital ratio of 16.14% at March 31, 2017, versus 13.02% and 13.86%, respectively, at December 31, 2016.

	As of					Amount Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-17	Q1-17
	2017	2016	2016	2016	2016	vs. Q4-16	vs. Q1-16
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	16.14%	13.86%	14.99%	15.16%	15.37%	2.3%	0.8%
Tier 1 risk-based capital	12.91%	13.02%	13.89%	14.00%	14.15%	-0.1%	-1.2%
Common equity tier 1 capital	12.53%	12.73%	13.73%	13.85%	13.99%	-0.2%	-1.5%
Tier 1 leverage capital ratio	11.22%	11.53%	11.68%	11.69%	11.70%	-0.3%	-0.5%
Hanmi Bank
Total risk-based capital	15.88%	13.64%	14.61%	14.58%	14.78%	2.2%	1.1%
Tier 1 risk-based capital	15.04%	12.80%	13.50%	13.43%	13.56%	2.2%	1.5%
Common equity tier 1 capital	15.04%	12.80%	13.50%	13.43%	13.56%	2.2%	1.5%
Tier 1 leverage capital ratio	13.08%	11.33%	11.36%	11.21%	11.22%	1.8%	1.9%

(1) Preliminary ratios for March 31, 2017

Hanmi declared a cash dividend of $0.19 per common share on its common stock in the 2017 first quarter, with the same as the prior quarter. The dividend was paid on February 23, 2017, to stockholders of record as of the close of business on February 7, 2017.

Asset Quality
Nonperforming loans, excluding PCI loans, were $12.8 million at the end of the first quarter of 2017, or 0.32% of loans, compared with $11.4 million at the end of the fourth quarter of 2016, or 0.30% of loans.

OREO was $4.6 million at the end of the first quarter of 2017, down from $7.5 million at the end of the prior quarter. Nonperforming assets were $17.4 million at the end of the first quarter of 2017, or 0.36% of assets, compared with 0.40% of assets at the end of the prior quarter.

Gross charge-offs for the first quarter of 2017 were $186,000, compared with $7.3 million for the preceding quarter. The fourth quarter included a charge-off of a $5.0 million PCI loan from the 2014 acquisition that had been substantially reserved for in prior periods. Recoveries of previously charged-off loans for the first quarter of 2017 were $989,000 compared with $625,000 for the preceding quarter. As a result, there were net recoveries of $803,000 for the first quarter of 2017, compared to net charge-offs of $6.7 million for the preceding quarter.

The allowance for loan and lease losses was $33.2 million as of March 31, 2017, generating an allowance of loan losses to loans receivable ratio of 0.84% the same as at December 31, 2016.

	As of or for the Three Months Ended (in thousands)					Amount Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-17	Q1-17
	2017	2016	2016	2016	2016	vs. Q4-16	vs. Q1-16
Asset Quality
Nonperforming assets (1):
Nonaccrual Non-PCI loans	$12,774	$11,406	$10,948	$12,341	$16,276	$1,368	$(3,502)
Loans 90 days or more past due and still accruing	-	-	-	-	-	-	-
Nonperforming Non-PCI loans	12,774	11,406	10,948	12,341	16,276	1,368	(3,502)
OREO, net	4,636	7,484	10,971	11,846	9,411	(2,848)	(4,775)
Nonperforming assets	$17,410	$18,890	$21,919	$24,187	$25,687	$(1,480)	$(8,277)

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$6,273	$5,718	$1,066	$1,517	$5,974	$555	$299
Delinquent loans to loans	0.16%	0.15%	0.03%	0.04%	0.18%	0.01%	-0.02%

Allowance for loan and lease losses:
Balance at beginning of period	$32,429	$38,972	$39,707	$41,026	$42,935
Loan and lease loss provision (income)	(80)	151	(1,450)	(1,515)	(1,525)
Net loan charge-offs (recoveries)	(803)	6,694	(715)	(196)	384
Balance at end of period	$33,152	$32,429	$38,972	$39,707	$41,026

Asset quality ratios:
Nonperforming Non-PCI loans to loans (1)	0.32%	0.30%	0.31%	0.36%	0.50%
Nonperforming assets to assets (1)	0.36%	0.40%	0.50%	0.54%	0.60%
Net loan charge-offs (recoveries) to average loans (3)	-0.08%	0.73%	-0.08%	-0.02%	0.05%
Allowance for loan losses to loans	0.84%	0.84%	1.10%	1.15%	1.24%
Allowance for loan losses to nonperforming Non-PCI loans (1) (2)	252.54%	275.80%	305.43%	277.60%	217.38%

Allowance for off-balance sheet items:
Balance at beginning of period	$1,184	$1,491	$1,475	$1,220	$986
Provision (income) for off-balance sheet items	-	(307)	16	255	234
Balance at end of period	$1,184	$1,184	$1,491	$1,475	$1,220

(1) Excludes PCI loans
(2) Excludes allowance for loan losses allocated to PCI loans
(3) Annualized

Conference Call
Management will host a conference call today, April 18, 2017 at 1:00 p.m. PT (4:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-407-9039 before 1:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 41 full-service branches and 6 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; adequacy of our allowance for loan and lease losses; credit quality and the effect of credit quality on our provision for loan and lease losses and allowance for loan and lease losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 31,	December 31,	Percentage	March 31,	Percentage
	2017	2016	Change	2016	Change
Assets
Cash and due from banks	$138,592	$147,235	-5.9%	$137,464	0.8%
Securities available for sale, at fair value	548,010	516,964	6.0%	675,032	-18.8%
Loans held for sale, at the lower of cost or fair value	8,849	9,316	-5.0%	2,583	242.6%
Loans and leases receivable, net of allowance for loan and lease losses	3,910,799	3,812,340	2.6%	3,265,453	19.8%
Accrued interest receivable	10,774	10,987	-1.9%	10,626	1.4%
Customers' liability on acceptances	932	978	-4.7%	2,809	-66.8%
Servicing assets	10,609	10,564	0.4%	11,452	-7.4%
Premises and equipment, net	28,350	28,698	-1.2%	30,112	-5.9%
Goodwill and other intangible assets, net	12,797	12,889	-0.7%	1,619	690.4%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Federal Reserve Bank ("FRB") stock, at cost	-	-	-	14,423	-100.0%
Other real estate owned ("OREO"), net	4,636	7,484	-38.1%	9,411	-50.7%
Income tax asset	40,049	48,047	-16.6%	56,456	-29.1%
Bank-owned life insurance	49,722	49,440	0.6%	48,612	2.3%
Prepaid expenses and other assets	31,317	30,019	4.3%	28,311	10.6%
Total assets	$4,811,821	$4,701,346	2.3%	$4,310,748	11.6%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,241,272	$1,203,240	3.2%	$1,172,444	5.9%
Interest-bearing	2,841,893	2,606,497	9.0%	2,327,548	22.1%
Total deposits	4,083,165	3,809,737	7.2%	3,499,992	16.7%
Accrued interest payable	2,619	2,567	2.0%	3,249	-19.4%
Bank's liability on acceptances	932	978	-4.7%	2,809	-66.8%
FHLB advances	50,000	315,000	-84.1%	250,000	-80.0%
Subordinated debentures	116,795	18,978	515.4%	18,759	522.6%
Accrued expenses and other liabilities	18,768	23,061	-18.6%	25,079	-25.2%
Total liabilities	4,272,279	4,170,321	2.4%	3,799,888	12.4%

Stockholders' equity:
Common stock	33	33	0.0%	33	0.0%
Additional paid-in capital	563,151	562,446	0.1%	558,945	0.8%
Accumulated other comprehensive income (loss)	(1,603)	(2,394)	-33.0%	5,364	-129.9%
Retained earnings	49,395	41,726	18.4%	16,742	195.0%
Less treasury stock	(71,434)	(70,786)	0.9%	(70,224)	1.7%
Total stockholders' equity	539,542	531,025	1.6%	510,860	5.6%
Total liabilities and stockholders' equity	$4,811,821	$4,701,346	2.3%	$4,310,748	11.6%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	Percentage	March 31,	Percentage
	2017	2016	Change	2016	Change
Interest and dividend income:
Interest and fees on loans	$45,378	$43,780	3.7%	$39,067	16.2%
Interest on securities	2,520	2,550	-1.2%	3,017	-16.5%
Dividends on FRB and FHLB stock	374	927	-59.7%	542	-31.0%
Interest on deposits in other banks	77	55	40.0%	48	60.4%
Total interest and dividend income	48,349	47,312	2.2%	42,674	13.3%
Interest expense:
Interest on deposits	5,154	4,799	7.4%	3,727	38.3%
Interest on FHLB advances	468	207	126.1%	195	140.0%
Interest on subordinated debentures	373	241	54.8%	183	103.8%
Total interest expense	5,995	5,247	14.3%	4,105	46.0%
Net interest income before provision for loan and lease losses	42,354	42,065	0.7%	38,569	9.8%
Loan and lease loss provision (income)	(80)	151	-153.0%	(1,525)	-94.8%
Net interest income after provision for loan and lease losses	42,434	41,914	1.2%	40,094	5.8%
Noninterest income:
Service charges on deposit accounts	2,528	2,599	-2.7%	3,001	-15.8%
Trade finance and other service charges and fees	1,047	1,132	-7.5%	1,044	0.3%
Gain on sale of Small Business Administration ("SBA") loans	1,464	1,787	-18.1%	858	70.6%
Disposition gains on Purchased Credit Impaired ("PCI") loans	183	1,559	-88.3%	659	-72.2%
Net gain on sales of securities	269	-	-	-	-
Other operating income	1,726	991	74.2%	1,399	23.4%
Total noninterest income	7,217	8,068	-10.5%	6,961	3.7%
Noninterest expense:
Salaries and employee benefits	17,104	16,246	5.3%	15,698	9.0%
Occupancy and equipment	3,982	3,641	9.4%	3,496	13.9%
Data processing	1,631	1,455	12.1%	1,436	13.6%
Professional fees	1,148	1,311	-12.4%	1,464	-21.6%
Supplies and communications	635	683	-7.0%	736	-13.7%
Advertising and promotion	802	1,140	-29.6%	522	53.6%
OREO expense (income)	(101)	(658)	-84.7%	465	-121.7%
Merger and integration costs	(31)	312	-109.9%	-	-
Other operating expenses	2,070	1,825	13.4%	2,251	-8.0%
Total noninterest expense	27,240	25,955	5.0%	26,068	4.5%
Income before provision for income taxes	22,411	24,027	-6.7%	20,987	6.8%
Income tax expense	8,628	9,611	-10.2%	6,183	39.5%
Net income	$13,783	$14,416	-4.4%	$14,804	-6.9%

Basic earnings per share:	$0.43	$0.45		$0.46
Diluted earnings per share:	$0.43	$0.45		$0.46

Weighted-average shares outstanding:
Basic	32,001,766	31,956,822		31,846,371
Diluted	32,191,458	32,149,625		31,928,103
Common shares outstanding	32,392,580	32,330,747		32,249,512

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Average Assets
Interest-earning assets:
Loans (1)	$3,881,686	$45,378	4.74%	$3,690,955	$43,780	4.72%	$3,192,832	$39,067	4.92%
Securities (2)	526,549	3,026	2.30%	530,241	3,057	2.31%	682,370	3,529	2.07%
FRB and FHLB stock	16,385	374	9.26%	16,385	927	22.63%	30,497	542	7.11%
Interest-bearing deposits in other banks	38,600	77	0.81%	40,548	55	0.54%	44,089	48	0.44%
Total interest-earning assets	4,463,220	48,855	4.44%	4,278,129	47,819	4.45%	3,949,788	43,186	4.40%

Noninterest-earning assets:
Cash and due from banks	117,802			115,211			114,664
Allowance for loan and lease losses	(32,842)			(39,235)			(42,519)
Other assets	190,041			192,001			199,143
Total noninterest-earning assets	275,001			267,977			271,288

Average total assets	$4,738,221			$4,546,106			$4,221,076

Average Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$97,602	$19	0.08%	$95,399	$19	0.08%	$95,560	$19	0.08%
Money market and savings	1,406,903	2,666	0.77%	1,305,565	2,340	0.71%	902,037	1,084	0.48%
Time deposits	1,173,184	2,469	0.85%	1,165,828	2,440	0.83%	1,346,567	2,624	0.78%
Total interest-bearing deposits	2,677,689	5,154	0.78%	2,566,792	4,799	0.74%	2,344,164	3,727	0.64%
FHLB advances	270,500	468	0.70%	174,674	207	0.47%	181,868	195	0.43%
Subordinated debentures	30,950	373	4.82%	18,919	241	5.07%	18,722	183	3.93%
Total interest-bearing liabilities	2,979,139	5,995	0.82%	2,760,385	5,247	0.76%	2,544,754	4,105	0.65%

Noninterest-bearing liabilities:
Demand deposits: noninterest-bearing	1,196,151			1,229,042			1,138,822
Other liabilities	28,658			27,497			38,031
Total noninterest-bearing liabilities	1,224,809			1,256,539			1,176,853

Total liabilities	4,203,948			4,016,924			3,721,607
Stockholders' equity	534,273			529,182			499,469

Average Total liabilities and stockholders' equity	$4,738,221			$4,546,106			$4,221,076

Net interest income (taxable equivalent basis) (2)		$42,860			$42,572			$39,081

Cost of deposits			0.54%			0.50%			0.43%
Net interest spread			3.62%			3.69%			3.75%
Net interest margin			3.89%			3.96%			3.98%

(1) Includes loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

Non-GAAP Financial Measures

Acquisition Accounting

Core loan yield, core deposit costs, net interest income and net interest margin excluding acquisition accounting are supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s results of operations. The calculation of these measures is illustrated below.  Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the results of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Impact of the Acquisition Accounting Adjustment
	Fore the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Core loan yield	4.68%	4.63%	4.63%	4.78%	4.67%
Accretion of discount on purchased loans	0.06%	0.09%	0.08%	0.13%	0.25%
As reported	4.74%	4.72%	4.71%	4.91%	4.92%

Core deposit cost	0.55%	0.54%	0.54%	0.52%	0.54%
Accretion of time deposits premium	0.01%	0.04%	0.07%	0.09%	0.11%
As reported	0.54%	0.50%	0.47%	0.43%	0.43%

	Fore the Three Months Ended
	March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
			(in thousands)
Net interest income and net interest margin excluding acquisition accounting (1)	$42,230	3.85%	$41,489	3.86%	$38,874	3.75%	$38,671	3.84%	$36,164	3.68%
Accretion of discount on Non-PCI loans	527	0.04%	781	0.07%	648	0.06%	994	0.10%	1,754	0.18%
Accretion of discount on PCI loans	54	0.00%	78	0.01%	26	0.00%	97	0.01%	277	0.03%
Accretion of time deposits premium	126	0.01%	314	0.03%	610	0.06%	791	0.08%	942	0.10%
Amortization of subordinated debentures discount	(77)	-0.01%	(90)	-0.01%	(67)	-0.01%	(62)	-0.01%	(56)	-0.01%
Net impact	630	0.04%	1,083	0.10%	1,217	0.11%	1,820	0.18%	2,917	0.30%
As reported, on a fully taxable equivalent basis (1)	$42,860	3.89%	$42,572	3.96%	$40,091	3.86%	$40,491	4.02%	$39,081	3.98%

(1) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	March 31,	December 31,	September 30,	June 30,	March 31,
Hanmi Financial Corporation	2017	2016	2016	2016	2016
Assets	$4,811,821	$4,701,346	$4,402,180	$4,441,333	$4,310,748
Less goodwill	(11,031)	(11,031)	-	-	-
Less other intangible assets	(1,766)	(1,858)	(1,456)	(1,537)	(1,619)
Tangible assets	$4,799,024	$4,688,457	$4,400,724	$4,439,796	$4,309,129

Common Stockholders' equity	$539,542	$531,025	$531,198	$525,185	$510,860
Less goodwill	(11,031)	(11,031)	-	-	-
Less other intangible assets	(1,766)	(1,858)	(1,456)	(1,537)	(1,619)
Tangible Common stockholders' equity	$526,745	$518,136	$529,742	$523,648	$509,241

Common Stockholders' equity to assets	11.21%	11.30%	12.07%	11.82%	11.85%
Tangible common equity to tangible assets	10.98%	11.05%	12.04%	11.79%	11.82%

Common shares outstanding	32,392,580	32,330,747	32,252,774	32,260,320	32,249,512
Tangible common equity per common share	$16.26	$16.03	$16.42	$16.23	$15.79

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Richard Pimentel
Senior Vice President & Corporate Finance Officer
213-427-3191

Lasse Glassen
Investor Relations
Addo Investor Relations
310-829-5400